UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 14, 2016

________________________________

CAPRICOR THERAPEUTICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34058	88-0363465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8840 Wilshire Blvd., 2nd Floor, Beverly Hills, CA (Address of principal executive offices)	90211 (Zip Code)

(310) 358-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 14, 2016, Capricor Therapeutics, Inc. (the “Company”) entered into a Subscription Agreement (the “Subscription Agreement”) with certain investors (the “Investors”) providing for the issuance and sale by the Company to the Investors of an aggregate of approximately $4.1 million of registered and unregistered securities of the Company. Pursuant to the Subscription Agreement, the Company agreed, among other things, to issue and sell to the Investors an aggregate of 1,692,151 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $2.40 per Share (the “Public Offering”). The Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-207149), which was initially filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2015 and declared effective by the SEC on October 26, 2015. A prospectus supplement relating to the Public Offering was filed with the SEC on March 15, 2016.

Pursuant to the Subscription Agreement, the Company also agreed to issue and sell to each Investor, in a concurrent private placement (the “Private Placement and, together with the Public Offering, the “Offerings”), warrants to purchase up to 50% of the number of Shares purchased by such Investor in the Public Offering (the “Warrants” and, together with the Shares, the “Securities”). Each Warrant will have an exercise price of $4.50 per share, will initially be exercisable on September 16, 2016, the date that is six months and one day from the date of issuance, and will expire three years from the date of issuance. The closings of the Offerings are expected to take place on or about March 15, 2016, subject to certain customary closing conditions.

The Warrants will be issued and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Accordingly, the Investors may only sell the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

In connection with the Private Placement, on March 14, 2016, the Company entered into a Registration Rights Agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to (i) prepare and file with the SEC a registration statement to register for resale the Warrant Shares within 90 calendar days following the closing of the Private Placement, and (ii) use its reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable.

SC&H Capital (the “Placement Agent”) has served as the Company’s placement agent for the Offerings. In consideration for services rendered as the Placement Agent in the Offerings, the Company will pay to the Placement Agent a cash fee equal to approximately $73,000, or 6.0% of the gross proceeds of the Shares sold to certain Investors identified by the Placement Agent. The Company also agreed to reimburse the Placement Agent for its reasonable expenses actually and reasonably incurred in connection with its engagement, up to an aggregate amount of $5,000 (unless the Company otherwise consents to a greater amount), and to pay the reasonable legal fees of the Placement Agent’s counsel, up to an aggregate amount of $10,000.

Certain of the Company’s officers and directors will purchase Securities pursuant to the Offerings. Each officer and director of the Company who will purchase Warrants in the Private Placement will pay a purchase price of $0.125 per Warrant Share upon the closing of the Private Placement.

The foregoing descriptions of the Subscription Agreement, the Registration Rights Agreement and the Warrants do not purport to be complete and are qualified in their entirety by reference to the copy of each of the Subscription Agreement, the Registration Rights Agreement and the Form of Warrant, which will be filed with an amendment to this Current Report on Form 8-K to be filed following the closing of the Offerings and which are incorporated herein by reference.

The representations, warranties and covenants contained in the Subscription Agreement, the Registration Rights Agreement and the Warrants were made solely for the benefit of the parties to the Subscription Agreement, the Registration Rights Agreement and the Warrants and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Subscription Agreement, the Registration Rights Agreement and the Form of Warrant are incorporated herein by reference only to provide investors with information regarding the terms of the Subscription Agreement, the Registration Rights Agreement and the Warrants and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Warrants and the Warrant Shares is incorporated by reference into this Item 3.02 of this Current Report on Form 8-K. Neither this Current Report on Form 8-K nor the exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of Common Stock or other securities of the Company.

Item 8.01.	Other Events.

On March 15, 2016, the Company issued a press release in connection with the Offerings titled “Capricor Therapeutics Announces $4 Million Registered Direct Offering.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01 of this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit Number	Description
	99.1	Press Release, issued by Capricor Therapeutics, Inc. on March 15, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPRICOR THERAPEUTICS, INC.

Date: March 15, 2016	By:	/s/ Linda Marbán, Ph.D.
Linda Marbán, Ph.D.
Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release, issued by Capricor Therapeutics, Inc. on March 15, 2016.